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                                                             Exhibit item (h)(2)

                    BLUE SKY COMPLIANCE SERVICING AGREEMENT

This contract between Mairs and Power Growth Fund, Inc., a Minnesota corporation, hereinafter referred to as the "Fund," and Firstar Trust Company, a Wisconsin corporation, hereinafter called "FTC," is entered into on this 15th day of April, 1996.

                                   Witnesseth:

Whereas, the Fund is an open-ended, diversified management company; and

Whereas, the Fund desires FTC to provide state registration compliance services for its funds; and

Whereas, FTC is in the business of providing, among other things, state registration services to investment companies;

Now, therefore, the parties do mutually promise and agree as follows:

I.    Duties and responsibilities of FTC

      A. Prepare and file all initial state registrations and renewals, including all necessary post-effective amendments, sales reports, and other required state filings

            1. All renewals subject to written approval signed by an authorized official of the Fund

      B.    Monitor status in each state

      C. Develop Blue Sky sales interface with all relevant discount brokerage and other financial institutions as directed by the Fund

      D. Send periodic reports to the Fund reflecting status of each state permit

II.   Compensation

      The Fund agrees to pay FTC for performance of the duties listed in this Agreement and the fees and out-of-pocket expenses as set forth in the attached Schedule B.

      Notwithstanding the foregoing, if the Fund should terminate this Agreement prior to the first anniversary of this Agreement, the Fund agrees to reimburse FTC for the difference between the standard fee schedule and the discounted fee schedule agreed to between the parties.

      The Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the mailing of the billing notice.

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III.  Performance of Service; Limitation of Liability

      FTC shall exercise reasonable care in the performance of its duties under the Agreement. The Fund agrees to reimburse and make FTC whole for any loss or damages (including reasonable fees and expenses of legal counsel) arising out of or in connection with its actions under this Agreement so long as FTC acts in good faith and is not negligent or guilty of any willful misconduct. The Fund accepts all responsibility, including, but not limited to, liability for any recision action for filing state securities registrations, or failing to file securities registrations, for all of its funds listed in Schedule A, prior to May 1, 1995.

      FTC shall not be liable or responsible for delays or errors occurring by reason of circumstances beyond its control, including acts of civil or military authority, natural or state emergencies, fire, mechanical breakdown, flood or catastrophe, act of God, insurrection, war, riots, or failure of transportation, communication, or power supply.

      In the event of a mechanical breakdown beyond its control, FTC shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FTC's control. FTC will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FTC. FTC agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provisions for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Fund shall be entitled to inspect FTC's premises and operating capabilities at any time during regular business hours of FTC, upon reasonable notice to FTC.

      This indemnification includes any act, omission to act, or delay by FTC in reliance upon, or in accordance with, any written or oral instruction it receives from any duly authorized officer of the Fund.

      In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the Fund may be asked to indemnify or hold FTC harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that FTC will use all reasonable care to notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund. The Fund shall have the option to defend FTC against any claim which may be the subject of this indemnification. In the event that the Fund so elects, it will so notify FTC and thereupon the Fund shall take over complete defense of the claim, and FTC shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. FTC shall in no case confess any claim or make any compromise in any case in which the Fund will be asked to indemnify FTC except with the Fund's prior written consent.

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      FTC shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by FTC as a result of FTC's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

      Regardless of the above, FTC reserves the right to reprocess and correct administrative errors at its own expense.

IV.   Confidentiality

      FTC shall handle, in confidence, all information relating to The Fund's business which is received by FTC during the course of rendering any service hereunder.

V.    Data Necessary to Perform Service

      The Fund or its agent, which may be FTC, shall furnish to FTC the data necessary to perform the services described herein at times and in such form as mutually agreed upon.

VI.   Terms of Agreement

      This Agreement may be terminated upon sixty (60) days' written notice given by one party to the other.

VII.  Duties in the Event of Termination

      In the event that, in connection with termination, a successor to any of FTC's duties or responsibilities hereunder is designated by the Fund by written notice to FTC, FTC will promptly, upon such termination and at the expense of the Fund, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FTC under this Agreement in a form reasonably acceptable to the Fund (if such form differs from the form in which FTC has maintained, the Fund shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from FTC's personnel in the establishment of books, records, and other data by such successor.

VIII. Choice of Law

      This Agreement shall be construed in accordance with the laws of the State of Wisconsin.

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Mairs and Power Growth Fund, Inc.                          FIRSTAR TRUST COMPANY

By:       /s/ George A. Mairs                    By:    /s/ James C. Tyler
   ---------------------------------                ----------------------------

Attest:   /s/ Lisa J. Hartzell                   Attest:   /s/ Andrea McVoy
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